Exhibit 4.1

ARTESIAN WATER COMPANY, INC.

TO

WILMINGTON TRUST COMPANY,
As Trustee

_____________________

TWENTY-FIFTH SUPPLEMENTAL INDENTURE

Dated as of April 29, 2022

_____________________

Supplemental to Indenture of Mortgage
Dated as of July 1, 1961

$30,000,000 First Mortgage Bonds, Series W

TWENTY-FIFTH SUPPLEMENTAL INDENTURE, dated as of April 29, 2022, made by and between ARTESIAN WATER COMPANY, INC. (successor to Artesian Resources Corporation, formerly named “Artesian Water Company,” under the Original Indenture hereinafter referred to), a corporation organized and existing under the laws of the State of Delaware, having its principal office and place of business at 664 Churchmans Road, Newark, Delaware (hereinafter called the “Company”), party of the first part, and WILMINGTON TRUST COMPANY, a Delaware trust company, having its corporate trust office at 1100 North Market Street, in the City of Wilmington, Delaware, as Trustee under the Original Indenture hereinafter referred to (hereinafter called the “Trustee”), party of the second part.
WHEREAS, the Company is a wholly-owned subsidiary of ARTESIAN RESOURCES CORPORATION (its name having been changed from “Artesian Water Company”), a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”); and
WHEREAS, the Corporation has heretofore executed and delivered to the Trustee an Indenture of Mortgage (hereinafter called the “Original Indenture”) dated as of July 1, 1961, and duly recorded the Original Indenture in the Recorder’s Office at Wilmington, in Mortgage Record A Volume 56, Page 1 etc., on the 13th day of November, A.D. 1961, for the purpose of securing First Mortgage Bonds of the Corporation to be issued from time to time in one or more series as therein provided; and
WHEREAS, there have been issued under the Original Indenture $1,600,000 principal amount of First Mortgage Bonds, Series A, 4½%, all of which were paid at maturity on November 1, 1978; and

WHEREAS, there have been issued under the Original Indenture $1,000,000 principal amount of First Mortgage Bonds, Series B, 5 3/8%, the $912,750 remaining outstanding principal amount of which was paid at maturity on July 1, 1986; and
WHEREAS, there have been issued under the Original Indenture as supplemented by a First Supplemental Indenture dated as of April 15, 1964 (hereinafter sometimes referred to as the “First Supplemental Indenture”), $1,250,000 principal amount of First Mortgage Bonds, Series C, 5 1/8%, the $1,225,000 remaining outstanding principal amount of which was paid at maturity on April 15, 1989; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a Second Supplemental Indenture dated as of June 1, 1970 (hereinafter sometimes referred to as the “Second Supplemental Indenture”), $1,000,000 principal amount of First Mortgage Bonds, Series D, 9 3/4%, the $640,000 remaining outstanding principal amount of which was paid at maturity on June 1, 1990; and
WHEREAS, there have been issued under the Original Indenture as supplemented by a Third Supplemental Indenture dated as of January 1, 1973 (hereinafter sometimes referred to as the “Third Supplemental Indenture”), $800,000 principal amount of First Mortgage Bonds, Series E, 8 ½%, due January 1, 1998, all of which were redeemed on February 1, 1993; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a Fourth Supplemental Indenture dated as of November 1, 1975 (hereinafter sometimes referred to as the “Fourth Supplemental Indenture”), $1,500,000 principal amount of First Mortgage Bonds, Series F, 10 7/8%, due November 1, 1995, the $225,000 remaining outstanding principal amount of which was redeemed on February 1, 1993; and

WHEREAS, there have been issued under the Original Indenture, as supplemented by a Fifth Supplemental Indenture dated as of March 1, 1977 (hereinafter sometimes referred to as the “Fifth Supplemental Indenture”), $1,800,000 principal amount of First Mortgage Bonds, Series G, 8 7/8% due March 1, 1997, the $1,080,000 remaining outstanding principal amount of which was redeemed on February 1, 1993; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a Sixth Supplemental Indenture dated as of December 1, 1978 (hereinafter sometimes referred to as the “Sixth Supplemental Indenture”), $1,800,000 principal amount of First Mortgage Bonds, Series H, 9 3/4%, due December 1, 1998, the $1,260,000 remaining outstanding principal amount of which was redeemed on February 1, 1993; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a Seventh Supplemental Indenture dated as of November 1, 1981 (hereinafter sometimes referred to as the “Seventh Supplemental Indenture”), $3,000,000 principal amount of First Mortgage Bonds, Series I, 11 7/8%, due October 1, 1987, all of which were redeemed on October 1, 1986; and
WHEREAS, the Company was organized for stated purposes that encompass the stated purposes of the Corporation in order that the Company could acquire from the Corporation substantially all of the Mortgaged Property (as such term is defined in the Original Indenture) as an entirety and to operate the same; and

WHEREAS, the Corporation, the Company and the Trustee entered into an Eighth Supplemental Indenture dated as of July 1, 1984 (hereinafter sometimes referred to as the “Original Eighth Supplemental Indenture”), providing for the succession and substitution of the Company to and for the Corporation with the same effect as if the Company had been named in the Original Indenture as the mortgagor, and providing for the assumption by the Company of, and the release and discharge of the Corporation from, all liability and obligation on and with respect to the Bonds and coupons issued under the Original Indenture and all the terms, covenants and conditions of the Original Indenture; and
WHEREAS, the Corporation, the Company and the Trustee executed a certain corrected Eighth Supplemental Indenture dated as of July 1, 1984 (hereinafter sometimes referred to as the “Corrected Eighth Supplemental Indenture”) which supplements and corrects certain descriptions of Mortgaged Property set forth in the Original Indenture (the Original Eighth Supplemental Indenture and the Corrected Eighth Supplemental Indenture being hereinafter sometimes referred to collectively as the “Eighth Supplemental Indenture”); and
WHEREAS, on July 1, 1984, the Corporation conveyed and transferred substantially all the Mortgaged Property as an entirety, subject to the lien of the Original Indenture and all supplemental indentures thereto, to the Company; and
WHEREAS, the Company has assumed and agreed that it will promptly pay or cause to be paid, the principal of and any premium that may be due and payable on and the interest on all the Bonds issued under the Original Indenture and all indentures supplemental thereto, and has agreed to perform, observe and fulfill, duly and punctually, all the terms, covenants and conditions of the Original Indenture and all indentures supplemental thereto stated therein to be performed, observed or fulfilled by the Corporation, and the Corporation has been released and discharged from all liability and obligation on and with respect to the Bonds and coupons issued under the Original Indenture and all terms, covenants and conditions of the Original Indenture and the Trustee has executed and delivered to the Company an instrument of partial defeasance dated April 4, 1986 pursuant to Article II of the Eighth Supplemental Indenture; and

WHEREAS, there have been issued under the Original Indenture, as supplemented by a Ninth Supplemental Indenture dated as of December 1, 1986 (hereinafter sometimes referred to as the “Ninth Supplemental Indenture”), $5,000,000 principal amount of First Mortgage Bonds, Series J, 9.55%, all of which were paid at maturity on December 1, 1996; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a Tenth Supplemental Indenture dated as of April 1, 1989 (hereinafter sometimes referred to as the “Tenth Supplemental Indenture”), $7,000,000 principal amount of First Mortgage Bonds, Series K, 10.17%, due April 1, 2009, all of which were redeemed on December 29, 2000; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a Eleventh Supplemental Indenture dated as of February 1, 1993 (hereinafter sometimes referred to as the “Eleventh Supplemental Indenture”), $10,000,000 principal amount of First Mortgage Bonds, Series L, 8.03%, all of which were redeemed on January 31, 2003; and
WHEREAS, the Original Indenture has been further supplemented pursuant to a Twelfth Supplemental Indenture dated as of December 5, 1995 (hereinafter sometimes referred to as the “Twelfth Supplemental Indenture”), which provided for the release from the Indenture of certain assets of the Company; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a Thirteenth Supplemental Indenture dated as of June 1, 1997 (hereinafter sometimes referred to as the “Thirteenth Supplemental Indenture”), $10,000,000 principal amount of First Mortgage Bonds, Series M, 7.84%, due December 31, 2007, all of which were redeemed on August 1, 2005; and

WHEREAS, there have been issued under the Original Indenture, as supplemented by a Fourteenth Supplemental Indenture dated as of June 1, 1997 (hereinafter sometimes referred to as the “Fourteenth Supplemental Indenture”), $5,000,000 principal amount of First Mortgage Bonds, Series N, due December 31, 2007, all of which were redeemed on August 1, 2005; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a Fifteenth Supplemental Indenture dated as of December 1, 2000 (hereinafter sometimes referred to as the “Fifteenth Supplemental Indenture”), $20,000,000 principal amount of First Mortgage Bonds, Series O, 8.17%, all of which were redeemed on January 18, 2017; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a Sixteenth Supplemental Indenture dated as of January 31, 2003 (hereinafter sometimes referred to as the “Sixteenth Supplemental Indenture”), $25,000,000 principal amount of First Mortgage Bonds, Series P, 6.58%, all of which were redeemed on January 31, 2018; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a Seventeenth Supplemental Indenture dated as of December 1, 2003 (hereinafter sometimes referred to as the “Seventeenth Supplemental Indenture”), $15,400,000 principal amount of First Mortgage Bonds, Series Q, 4.75%, all of which were redeemed on January 18, 2017; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by an Eighteenth Supplemental Indenture dated as of August 1, 2005 (hereinafter sometimes referred to as the “Eighteenth Supplemental Indenture”), $25,000,000 principal amount of First Mortgage Bonds, Series R, 5.96%, all of which are outstanding as of the date hereof; and
WHEREAS, there is no “Nineteenth Supplemental Indenture” supplementing the Original Indenture; and

WHEREAS, there have been issued under the Original Indenture, as supplemented by a Twentieth Supplemental Indenture dated as of December 1, 2008 (hereinafter sometimes referred to as the “Original Twentieth Supplemental Indenture”), $15,000,000 principal amount of First Mortgage Bonds, Series S, 6.73%, of which $8,550,000 are outstanding as of the date hereof; and
WHEREAS, the Company and the Trustee executed a certain Twenty-First Supplemental Indenture dated as of November 20, 2009 (hereinafter sometimes referred to as the “Twenty-First Supplemental Indenture”), which supplements and updates certain provisions in the Original Twentieth Supplemental Indenture (the Original Twentieth Supplemental Indenture, as updated by the Twenty-First Supplemental Indenture, being hereinafter sometimes referred to collectively as the “Twentieth Supplemental Indenture”); and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a Twenty-Second Supplemental Indenture dated as of January 18, 2017 (hereinafter sometimes referred to as the “Twenty-Second Supplemental Indenture”), $40,000,000 principal amount of First Mortgage Bonds, Series T, 4.24%, all of which are outstanding as of the date hereof; and
WHEREAS, the Company and the Trustee, with the required consent of the holders of Bonds then outstanding, executed a First Amendment to Indenture of Mortgage and to the Sixteenth, Eighteenth and Twentieth Supplemental Indentures, dated as of January 18, 2017 (hereinafter sometimes referred to as the “First Amendment”), which amends certain provisions of the Original Indenture and of the Sixteenth Supplemental Indenture, the Eighteenth Supplemental Indenture and the Twentieth Supplemental Indenture; and
WHEREAS, there have been issued under the Original Indenture, as supplemented by a Twenty-Third Supplemental Indenture dated as of January 31, 2018 (hereinafter sometimes referred to as the “Twenty-Third Supplemental Indenture”), $25,000,000 principal amount of First Mortgage Bonds, Series U, 4.71%, all of which are outstanding as of the date hereof; and

WHEREAS, there have been issued under the Original Indenture, as supplemented by the Twenty-Fourth Supplemental Indenture dated as of December 17, 2019 (hereinafter sometimes referred to as the “Twenty-Fourth Supplemental Indenture”), $30,000,000 principal amount of First Mortgage Bonds, Series V, 4.42%, all of which are outstanding as of the date hereof; and
WHEREAS, the Company proposes to issue and sell not more than $30,000,000 principal amount of a new series of bonds to be designated as First Mortgage Bonds, Series W, to be issued under and secured by the Original Indenture, as supplemented by this Twenty-Fifth Supplemental Indenture dated as of April 29, 2022 (hereinafter sometimes referred to as the “Twenty-Fifth Supplemental Indenture”); and
WHEREAS, the Company, pursuant to the provisions of the Original Indenture, has duly resolved and determined to make, execute and deliver to the Trustee this Twenty-Fifth Supplemental Indenture for the purpose of providing for the creation of the First Mortgage Bonds, Series W, to be issued under and secured by the Original Indenture, as supplemented and amended (the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture, the Fourteenth Supplemental Indenture, the Fifteenth Supplemental Indenture, the Sixteenth Supplemental Indenture, the Seventeenth Supplemental Indenture, the Eighteenth Supplemental Indenture, the Twentieth Supplemental Indenture, the Twenty-First Supplemental Indenture, the Twenty-Second Supplemental Indenture, the First Amendment, the Twenty-Third Supplemental Indenture, the Twenty-Fourth Supplemental Indenture, this Twenty-Fifth Supplemental Indenture and all indentures supplemental to, and all amendments to, the Original Indenture hereafter executed, being hereinafter sometimes called the “Indenture”); and

WHEREAS, all things necessary to make $30,000,000 aggregate principal amount of the First Mortgage Bonds, Series W, when duly executed by the Company and authenticated and delivered by the Trustee, legally valid and binding obligations of the Company entitled to the benefits and security of the Indenture, and to make this Twenty-Fifth Supplemental Indenture a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, have been done and performed; and
WHEREAS, the issuance of the First Mortgage Bonds, Series W, as herein provided, has been in all respects duly authorized by the Company as provided in the Indenture.
NOW, THEREFORE, THIS INDENTURE WITNESSETH THAT ARTESIAN WATER COMPANY, INC., in consideration of the premises and of the acceptance by the Trustee of the trusts hereby created and of the purchase and acceptance of the First Mortgage Bonds, Series W, by CoBank, ACB (hereinafter sometimes referred to as “CoBank”) pursuant to the Bond Purchase Agreement dated as of April 29, 2022 (hereinafter sometimes referred to as the “Bond Purchase Agreement”) and of One Dollar to the Company duly paid by the Trustee at or before the ensealing and delivery of these presents, for itself and its successors, intending to be legally bound hereby, does hereby ratify and confirm its mortgage and pledge to the Trustee of all property described in the Original Indenture, the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Eighth Supplemental Indenture, the Thirteenth Supplemental Indenture, the Fifteenth Supplemental Indenture, the Sixteenth Supplemental Indenture, the Seventeenth Supplemental Indenture, the Twenty-Second Supplemental Indenture and the Twenty-Fourth Supplemental Indenture (except such thereof as may heretofore have been released from the lien of the Indenture in accordance with the terms thereof) and has granted, bargained, sold, released, conveyed, assigned, transferred, mortgaged, pledged, set over and confirmed, and by these presents does grant, bargain, sell, release, convey, assign, transfer, mortgage, pledge, set over and confirm, unto Wilmington Trust Company, as Trustee, and to its successors in the trust, and their and each of their assigns forever, all and singular the pieces or parcels of land described on Exhibit A attached hereto;

TOGETHER with all and singular the tenements, hereditaments and appurtenances belonging or in any wise appertaining to the aforesaid property and rights or any part thereof, with the reversion and reversions, remainder and remainders, and to the extent permitted by law, all tolls, rents, revenues, issues, income, product and profits thereof, and all the estate, right, title, interest and claim whatsoever, at law as well as in equity, that the Company now has or may hereafter acquire in and to the aforesaid premises, property and rights and every part and parcel thereof;
SAVING AND EXCEPTING, HOWEVER, from the property hereby mortgaged and pledged all of the property of every kind and type saved and excepted from the Original Indenture, by the terms thereof;
SUBJECT, HOWEVER, to the exceptions, reservations and matters of the kind and type recited in the Original Indenture;
TO HAVE AND TO HOLD all said premises, property and rights granted, bargained, sold, released, conveyed, transferred, assigned, mortgaged, pledged, set over and confirmed by the Company as aforesaid or intended so to be unto the Trustee and its successors in the trust and their assigns forever;
IN TRUST, NEVERTHELESS, upon the terms and trusts set forth in the Original Indenture for the equal and proportionate benefit and security of those who shall hold or own the bonds and coupons issued and to be issued under the Indenture, or any of them, without preference of any of said bonds and coupons over any others thereof by reason of priority in the time of the issue or negotiation thereof or by reason of the date or maturity thereof, or for any other reason whatsoever; subject, however, to the provisions with respect to extended, pledged and transferred coupons contained in Section 4.02 of the Original Indenture.

AND THIS INDENTURE FURTHER WITNESSETH THAT, in consideration of the premises and of such acceptance or purchase of the First Mortgage Bonds, Series W, by CoBank, and of said sum of One Dollar to the Company duly paid by the Trustee at or before the ensealing and delivery of these presents, the Company, for itself and its successors, intending to be legally bound hereby does covenant to and agree with the Trustee and its successors in the trust, for the benefit of those who shall hold or own such Bonds, or any of them, as follows:

ARTICLE I
FIRST MORTGAGE BONDS, SERIES W

Section 1.1          Designation and Amount.  A series of Bonds to be issued under the Original Indenture as heretofore amended, supplemented and as supplemented hereby and secured thereby and is hereby created which shall be designated as, and shall be distinguished from the Bonds of all other series by the title, “First Mortgage Bonds, Series W” herein referred to as the “Series W Bonds.”  The aggregate principal amount of the Series W Bonds shall not exceed $30,000,000.
Section 1.2          Bond Terms.  The Series W Bonds shall be dated the date of their authentication and shall bear interest from such date, except as otherwise provided for Bonds issued upon subsequent exchanges and transfers by Section 2.06 of the Indenture, shall mature on April 30, 2047 (the “Maturity Date”).
The Series W Bonds shall bear interest at 4.43% per annum, from the date of their authentication through and including the Maturity Date.
Interest on the Series W Bonds is payable in arrears on June 30th, September 30th, December 30th and March 30th of each year (or if such day is not a Business Day, such interest shall be payable on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment), beginning with June 30, 2022, and on the Maturity Date, until the Company’s obligation with respect to the payment of principal, premium (if any) and interest shall be discharged. “Business Day” shall mean any day that CoBank is open for business, except any day when Federal Reserve Banks are closed.

The Series W Bonds shall be issuable as registered bonds without coupons in the denominations of Two Hundred Thousand Dollars ($200,000) and any multiple thereof, numbered WR-1 and upwards.
Unless otherwise agreed to in writing by the Company and the holders of the Series W Bonds, the payment of the principal of, premium (if any) and interest on, the Series W Bonds shall be made by the Company by Automated Clearing House or wire transfer of immediately available funds for the advice and credit of CoBank to ABA No. 307088754, reference: CoBank for the benefit of Artesian Water Company, Inc. (or to such other account as CoBank may direct by notice).  Funds received by wire before 3:00 p.m. Eastern time shall be credited on the day received and funds received by wire after 3:00 p.m. Eastern time shall be credited the next Business Day.  The Trustee shall be fully protected in assuming the Company has made all payments due hereunder unless otherwise notified by the Company or the holder.
The Series W Bonds shall be redeemable as provided in the Indenture, in whole or in part, at any time or from time to time, either (i) at the option of the Company, or (ii) pursuant to any provision of the Indenture or the Bond Purchase Agreement requiring or authorizing such redemption.  Any redemption of the Series W Bonds shall be effected in accordance with the provisions of Article V of the Indenture (as it may be amended or modified from time to time) and the provisions of this Section 1.2.
In accordance with the provisions of Section 6.07 of the Indenture, in the event that either (i) all or substantially all the property of the Company at the time subject to the lien of the Indenture as a first mortgage lien thereon or (ii) all or substantially all of the property of the Company at the time subject to the lien of the Indenture as a first mortgage lien thereon that is used or useful in connection with the business of the Company as a water company or as a water utility shall be released from the lien of the Indenture under the provisions of Section 6.03 or Section 6.06 of the Indenture, then all of the Bonds then outstanding including the Series W Bonds are to be redeemed.

The redemption of any or all of the Series W Bonds shall be at a redemption price equal to the sum of (i) the aggregate principal amount thereof to be redeemed, plus (ii) the interest accrued thereon to, but excluding, the date fixed for redemption, plus, (iii) a “Redemption Premium” (as hereinafter defined) determined three (3) Business Days prior to the date fixed for redemption.  CoBank will furnish notice to the Company and the Trustee, by telecopy or other same-day written communication, on a date at least two (2) Business Days prior to the date fixed for redemption of the Series W Bonds, of the Redemption Premium, if any, applicable to such redemption and the calculations, in reasonable detail, used to determine the amount of any such Redemption Premium.  As used herein, the term Redemption Premium shall mean, and be calculated as, the greater of:
(A)	$300.00, and
(B)
(1)          Determine the difference between: (a) CoBank’s cost of funds (determined in accordance with its standard methodology) on February 7, 2022, minus (b) CoBank’s cost of funds (determined in accordance with such methodology) on the redemption date or other date fixed for redemption to fund the purchase of new bonds for a period ending on the Maturity Date.  For the purposes of the remaining calculations, if such difference is negative, such difference shall be deemed to equal zero.

(2)	Add ½ of 1% to such difference (such that the minimum result shall at all times be ½ of 1%).
(3)
For each annual period (from each January 1) or part thereof during which the Series W Bonds being redeemed were scheduled to be outstanding, multiply the amount determined in (B)(2) above by the principal amount of the Series W Bonds being redeemed which was scheduled to be outstanding during such annual period.

(4)
Determine the present value of the amount determined in (B)(3) above based upon the scheduled time that interest on the Series W Bonds redeemed would have been payable and a discount rate equal to the rate referred to in (B) (1)(b) above.

The principal of the Series W Bonds may be declared or may become due and payable prior to the Maturity Date, in the manner and with the effect and subject to the conditions provided in the Indenture and this Twenty-Fifth Supplemental Indenture (i) upon the occurrence of an Event of Default as provided in the Indenture, or (ii) as provided in the Bond Purchase Agreement.  Upon the principal of the Series W Bonds becoming due and payable on (i) the Maturity Date or (ii) a date prior to the Maturity Date as provided in this Section 1.2 of this Twenty-Fifth Supplemental Indenture, any unpaid principal, premium (if any) and interest payment shall automatically accrue interest at 2% per annum in excess of the interest rate that would otherwise be in effect.
The Series W Bonds shall be registerable, transferable, and exchangeable as provided in Article II of the Indenture and this Section 1.2; provided that the Series W Bonds shall not be issued as coupon Bonds.
Section 1.3          Form of Bond.  The text of the registered Series W Bonds and of the authentication certificate of the Trustee upon said Bonds shall be, respectively, substantially as follows:

FORM OF REGISTERED SERIES W BOND WITHOUT COUPONS
THIS BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OTHERWISE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF SAID SECURITIES ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THIS BOND HAS BEEN ISSUED PURSUANT TO AND SUBJECT TO THE TERMS AND CONDITIONS OF A BOND PURCHASE AGREEMENT WITH THE COMPANY DATED AS OF APRIL 29, 2022, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

No. WR-__          $__________

ARTESIAN WATER COMPANY, INC.
FIRST MORTGAGE BONDS, SERIES W
Due April 30, 2047

ARTESIAN WATER COMPANY, INC., a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Company”, which term shall include any successor corporation as defined in the Indenture hereinafter referred to), for value received, hereby promises to pay to ______________________________________ or registered assigns, on April 30, 2047 (the “Maturity Date”), all then outstanding principal, in coin or currency of the United States of America that at the time of payment is legal tender for the payment of public and private debts, and to pay in like coin or currency interest thereon to the registered owner hereof, at a rate equal to 4.43% per annum, from and including the date of authentication and issuance and through but excluding the Maturity Date, but subject to the provisions of Section 2.06 of the Indenture (as defined below), such interest payable in arrears on June 30th, September 30th, December 30th and March 30th of each year (or if such day is not a Business Day (as defined below), such interest shall be payable on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment), beginning with June 30, 2022, and on the Maturity Date, until the Company’s obligation with respect to the payment of such principal, premium (if any) and interest shall be discharged.  “Business Day” shall mean any day that CoBank is open for business, except any day when Federal Reserve Banks are closed.  Overdue payments of principal, premium (if any) and interest shall bear interest as provided in the Twenty-Fifth Supplemental Indenture hereinafter mentioned.  Unless otherwise agreed to in writing by the Company and the holders of the Series W Bonds hereinafter mentioned, payments of principal, premium (if any) and interest are to be made by Automated Clearing House or wire transfer by the Company of immediately available funds for the advice and credit to CoBank to ABA No. 307088754, reference: CoBank for the benefit of Artesian Water Company, Inc. (or to such other account as CoBank may direct).

This bond is one of an authorized issue of bonds of the Company known as its First Mortgage Bonds (herein called the “Bonds”), not limited in aggregate principal amount except as provided in the Original Indenture hereinafter mentioned, all issued and to be issued in one or more series under and equally secured by an Indenture of Mortgage dated as of July 1, 1961 (herein called the “Original Indenture”), executed by Artesian Resources Corporation (then named Artesian Water Company), a corporation organized and existing under the laws of the State of Delaware (hereinafter called the “Corporation”) and by Wilmington Trust Company, as trustee (herein called the “Trustee”).  The Original Indenture has heretofore been amended by one amendment (as so amended, the “Indenture”) and supplemented by twenty-four supplemental indentures, including an Eighth Supplemental Indenture dated as of July 1, 1984, pursuant to which the Company assumed all of the obligations of the Corporation under the Original Indenture, and by a Twenty-Fifth Supplemental Indenture dated as of April 29, 2022 (hereinafter called the “Twenty-Fifth Supplemental Indenture”).  Reference is hereby made to the Original Indenture as so amended and supplemented for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the Bonds are and are to be issued and secured and the rights of the holders or registered owners thereof and of the Trustee in respect of such security.  As provided in the Indenture, the Bonds may be issued in one or more series for various principal sums, may bear different dates and mature at different times, may bear interest at different rates and may otherwise vary as provided or permitted in the Indenture, as supplemented.  This Bond is one of the Bonds described in the Twenty-Fifth Supplemental Indenture and designated therein as “First Mortgage Bonds, Series W” (hereinafter called the “Series W Bonds”).  To the extent permitted by, and as provided in, the Indenture or any indenture supplemental thereto, modifications or alterations of the Indenture, or of an indenture supplemental thereto, and of the rights and obligations of the Company and of the rights of the holders of the Bonds issued and to be issued thereunder, may be made with the consent of the Company by an affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) in aggregate principal amount of the Bonds then outstanding under the Indenture and entitled to vote and affected by such modification or alteration, at a meeting of bondholders called and held as provided in the Indenture, and, in case one or more but less than all of the series of the Bonds then outstanding under the Indenture and entitled to vote would be affected by the modification or alteration differently from or without affecting the Bonds of any of the other series, by an affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) in aggregate principal amount of the Bonds of each series so affected, or in either case by the written consent of the holders of such percentages of Bonds; provided, however, that no such modification or alteration may be made that would extend the maturity of, or reduce the principal amount of, or reduce the rate of, or extend the time of payment of interest on, or reduce any premium payable upon any redemption of, this Bond, or modify the terms of payment of principal or interest, or reduce the percentage required for the taking of any such action, without the express consent of the holder hereof.

No reference herein to the Indenture or to any indenture supplemental thereto and no provision of this Bond or of the Indenture or of any indenture supplemental thereto shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium (if any) and interest on this Bond at the time and place and at the rate and in the coin or currency herein prescribed.
The Series W Bonds shall be redeemable as provided in the Indenture and the Twenty-Fifth Supplemental Indenture.
The principal of the Series W Bonds may be declared or may become due prior to the Maturity Date, in the manner and with the effect and subject to the conditions provided in the Indenture and the Twenty-Fifth Supplemental Indenture.
This Bond is transferable by the registered owner hereof, in person or by duly authorized attorney, on books of the Company to be kept for that purpose at the principal office of the Trustee in the City of Wilmington, Delaware, or, if there be a successor trustee, at its principal office, upon surrender hereof at such office for cancellation and upon presentation of a written instrument of transfer duly executed, and thereupon the Company shall issue in the name of the transferee or transferees, and upon the receipt of an Authentication Order from the Company the Trustee shall authenticate and deliver, a new registered Bond or Series W Bonds, in an authorized denomination or denominations, of a like aggregate principal amount; and the registered owner of any registered Series W Bonds may surrender the same as aforesaid at said office in exchange for a like aggregate principal amount of Bonds of like form of other authorized denominations, all upon payment of the charges and subject to the terms and conditions specified in the Indenture.
The Company and the Trustee may deem and treat the person in whose name this Bond shall at the time be registered on the books of the Company as the absolute owner hereof for all purposes whatsoever (except as otherwise provided in Article XIV of the Indenture with respect to bondholders’ meetings and consents); and payment of or on account of the principal of, premium (if any) and interest on this Bond shall be made only to or upon the order in writing of such registered owner hereof; and all such payments shall be valid and effectual to satisfy and discharge the liability upon this Bond to the extent of the sum or sums so paid.

No recourse under or upon any obligation, covenant or agreement contained in the Indenture or in any indenture supplemental thereto, or in any Bond thereby secured, or because of any indebtedness thereby secured, shall be had against any incorporator or against any past, present or future stockholder, officer or director, as such, of the Company or of any successor corporation, either directly or through the Company or any successor corporation under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise; it being expressly agreed and understood that the Indenture, any indenture supplemental thereto and the obligations thereby secured, are solely corporate obligations, and that no personal liability whatever shall attach to, or be incurred by, any incorporators, stockholders, officers or directors, as such, of the Company or any successor corporation or any of them, because of the incurring of the indebtedness thereby authorized, or under or by reason of any of the obligations, covenants or agreements, expressed or implied, contained in the Indenture or in any indenture supplemental thereto or in any of the Bonds thereby secured.
This Bond shall not be entitled to any benefit under the Indenture or any indenture supplemental thereto, and shall not become valid or obligatory for any purpose until Wilmington Trust Company, as Trustee under the Indenture, or a successor trustee thereunder, shall have manually signed the form of authentication certificate endorsed hereon.

(Signatures On Next Page)

IN WITNESS WHEREOF, ARTESIAN WATER COMPANY, INC., has caused this Bond to be signed in its name by its Chief Financial Officer and its corporate seal (or a facsimile thereof) to be hereto affixed and attested by its Secretary or an Assistant Secretary, and this Bond to be dated April 29, 2022.

ARTESIAN WATER COMPANY, INC.

By:____________________________

Attest:

___________________________

This Bond is one of the Bonds, of the series designated therein, described in the within-mentioned Indenture, as supplemented.

WILMINGTON TRUST COMPANY, as Trustee,

By:________________________________
     Authorized Officer

ARTICLE II
COVENANTS OF THE COMPANY

The Company hereby covenants and agrees that, without the prior written consent of the holders of not less than sixty-six and two-thirds percent (66 2/3%) in principal amount of the Series W Bonds then outstanding, so long as any of the Series W Bonds are outstanding:
Section 2.1          Restrictions on Funded Indebtedness.  The Company shall not incur, assume, guarantee or in any other manner become liable, with respect to any Funded Indebtedness or permit any subsidiary to incur any Funded Indebtedness, if immediately thereafter the ratio of Funded Indebtedness to Total Permanent Capital would exceed 0.6667:1.0000.
Funded Indebtedness shall mean all bonds, debentures and other evidence of indebtedness of the Company and its subsidiaries, secured or unsecured, for money borrowed, but excluding (i) indebtedness maturing on demand or within one year from the date incurred and not renewable or extendable at the option of the debtor, (ii) indebtedness of the Company to any subsidiary and any indebtedness of a subsidiary to the Company, and (iii) indebtedness that has been called for redemption and for the payment of which monies have been irrevocably deposited with a trustee.  Funded Indebtedness shall include the portion of bonds, notes or other indebtedness maturing, or required to be redeemed, within one year from the date as of which Funded Indebtedness is being determined.
Total Permanent Capital shall mean for the Company and its subsidiaries:  (i) the sum of the par or stated value of all outstanding capital stock of the Company and all paid-in premiums thereon; (ii) all surplus, including capital and earned surplus but not including surplus from any revaluation of the Company’s assets after December 31, 2015; (iii) the minority interest (if any) in consolidated subsidiaries, but not including any earned surplus of subsidiaries prior to the date of acquisition of such subsidiaries; and (iv) all Funded Indebtedness of the Company and such subsidiaries.

In all other respects, Funded Indebtedness and Total Permanent Capital shall be computed as they would be for a consolidated balance sheet of the Company and its subsidiaries on the applicable date, excluding all intercompany items, and in accordance with generally accepted accounting principles; provided that for purposes of computations under this Section 2.1, capitalized lease obligations shall be excluded from Funded Indebtedness.
Section 2.2          Transactions with Affiliates.  The Company will not, and will not permit any subsidiary to, engage in any material transaction with an “Affiliate” (as hereinafter defined), including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate, except upon terms that are at least as favorable to the Company or such subsidiary in all material respects as terms that could be obtained at the time in a comparable arms’ length transaction with a person other than an Affiliate.  For purposes of this Section 2.2, an Affiliate of any corporation shall mean any person or entity directly or indirectly controlling, controlled by, or under direct or indirect common control with such corporation; and a person or entity shall be deemed to control a corporation if such person or entity possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

ARTICLE III
THE TRUSTEE

Section 3.1          Trustee Acceptance.  The Trustee hereby accepts the trust hereby declared and provided and agrees to perform the same upon the terms set forth in the Indenture as further supplemented by this Twenty-Fifth Supplemental Indenture.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Twenty-Fifth Supplemental Indenture or the due execution hereof by the Company or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely.

ARTICLE IV
MISCELLANEOUS

Section 4.1          Incorporation of Original Indenture Terms.  This instrument shall be construed as an indenture supplemental to the Indenture, and shall form a part thereof.  The Original Indenture as heretofore supplemented and amended by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture, the Tenth Supplemental Indenture, the Eleventh Supplemental Indenture, the Twelfth Supplemental Indenture, the Thirteenth Supplemental Indenture, the Fourteenth Supplemental Indenture, the Fifteenth Supplemental Indenture, the Sixteenth Supplemental Indenture, the Seventeenth Supplemental Indenture, the Eighteenth Supplemental Indenture, the Twentieth Supplemental Indenture, the Twenty-First Supplemental Indenture, the Twenty-Second Supplemental Indenture, the First Amendment, the Twenty-Third Supplemental Indenture, the Twenty-Fourth Supplemental Indenture and as further supplemented by this Twenty-Fifth Supplemental Indenture is hereby ratified and confirmed.  Terms defined in the Indenture that are used herein and not otherwise defined herein are used as defined in the Indenture.
Section 4.2          Counterparts.  This Twenty-Fifth Supplemental Indenture may be simultaneously executed in any number of counterparts, each of which when so executed shall be deemed to be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, ARTESIAN WATER COMPANY, INC. has caused these presents to be signed in its corporate name by its Chief Financial Officer and sealed with its corporate seal, attested by its Secretary or one of its Assistant Secretaries, and WILMINGTON TRUST COMPANY, as Trustee, has caused these presents to be signed in its corporate name by one of its Vice Presidents and sealed with its corporate seal, attested by one of its Assistant Secretaries, all as of the day and year first above written.

ARTESIAN WATER COMPANY, INC.

By:____________________________________
 Name:  David B. Spacht
 Title:    Chief Financial Officer
        [SEAL]

Attest:  ___________________________

(Signatures continue on next page.)

(Signatures continued from previous page.)

WILMINGTON TRUST COMPANY,
As Trustee,

By:_________________________________
      Name:
      Title:
        [SEAL]

Attest:  ________________________________
Name:
Title:

15636305.10

STATE OF DELAWARE          )
)   SS.:
COUNTY OF NEW CASTLE          )

On this, the _____ day of April, 2022, before me, the undersigned, notary public, personally appeared David B. Spacht, who acknowledged himself to be the Chief Financial Officer of Artesian Water Company, Inc., a corporation organized under the laws of the State of Delaware, and that he as such officer, being authorized to do so, executed the foregoing Twenty-Fifth Supplemental Indenture for the purposes therein contained by signing the name of Artesian Water Company, Inc. by himself as Chief Financial Officer.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

___________________________ Notary Public
New Castle County

My Commission Expires

___________________________
[Seal]

STATE OF DELAWARE          )
) SS.:
COUNTY OF NEW CASTLE          )

On this, the ______ day of April, 2022, before me, the undersigned, notary public, personally appeared ________________________________, who acknowledged himself/herself to be a ________________________________ of Wilmington Trust Company, a Delaware trust company, and that he/she as such officer, being authorized to do so, executed the foregoing Twenty-Fifth Supplemental Indenture for the purposes therein contained by signing the name of Wilmington Trust Company by himself/herself as __________________________________.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

___________________________, Notary Public
Wilmington, New Castle County

My Commission Expires

___________________________
[Seal]

EXHIBIT A

LEGAL DESCRIPTIONS OF PROPERTIES

EXHIBIT A-1 - NEW CASTLE COUNTY PROPERTIES

EXHIBIT A-2 - KENT COUNTY PROPERTIES

EXHIBIT A-3 - SUSSEX COUNTY PROPERTIES

EXHIBIT A-1

LEGAL DESCRIPTIONS OF PROPERTIES IN NEW CASTLE COUNTY

TAX PARCEL NO. 22-008.00-055
321 Washington Street, Delaware City, Delaware 19706

ALL that certain lot, piece or parcel of land, situated in Delaware City, Red Lion Hundred, New Castle County, and the State of Delaware, being bounded on the northwest by Washington Street, on the northeast by lands of Charles Neel, on the southeast by lands of James L. Dennis and Cheryl A. Dennis and on the southeast by Fourth Street, and being more particularly described by a recent survey by Artesian Water Company, Inc.:

BEGINNING and commencing at a set pin at the northeast intersection of the northeastern right of way line of Washington Street and the southeastern right of way line of Fourth Street, thence from said point of beginning with the northeastern right of way line of Washington Street, North 40 deg 39 min 05 sec East 100.00 feet to a set pin at a corner for Charles Neel, thence with the lands of Charles Neel South 49 deg 20 min 55 sec East 104.00 feet to a set pin in the lands of James L. Dennis and Cheryl A. Dennis, thence with the lands of James L. Dennis and Cheryl A. Dennis, South 40 deg 39 min 05 sec West 100.00 feet to a set pin in the northeastern right of way line of Fourth Street, thence with the northeastern right of way line of Fourth Street North 49 deg 20 min 55 sec West 104.00 feet to the point and place of beginning.  Containing in said lot 10,400 square feet or 0.2388 acres of land more or less.

SUBJECT TO ALL covenants, conditions, restrictions, plans and easements of record with respect to the property described above, this reference to which shall not be construed to reimpose any such covenants, conditions, restrictions, plans and easements of record which have otherwise lapsed, expired or have otherwise been terminated in accordance with their terms or otherwise, as applicable.

TAX PARCEL NO. 11-023.00-121
1739 Pulaski Highway, Bear, Delaware 19701

Original Tax Parcel No. 11-023.00-037 (0 Pulaski Highway, Bear, Delaware 19701) included in the Twenty-Fourth Supplemental Indenture was subsequently subdivided into two new parcels:
(i)  Tax Parcel No. 11-023.00-121 (1739 Pulaski Highway, Bear, Delaware 19701); and
(ii) Tax Parcel No. 11-023.00-037 (1745 Pulaski Highway, Bear, Delaware 19701)

Tax Parcel No. 11-023.00-121 (1739 Pulaski Highway, Bear, Delaware 19701) is described as follows:

Lot “A”, Route 40 Booster Pump Station, Pencader Hundred, New Castle County, Delaware:

All that certain piece, parcel, or tract of land situate in Pencader Hundred, New Castle County, Delaware being lot “A” according to the Record Minor Land Development and Subdivision Plan for Route 40 Booster Pump Station as recorded in the Recorder of Deeds in and for New Castle County on instrument number 20210616-0070441, as more particularly described as follows, to wit:

BEGINNING at the point on the Northwesterly side of Pulaski Highway (N32) U.S. Route 40 (width varies), said point being a common corner for lot “B” and lands herein being described.

THENCE from the said Point of Beginning, the following six (6) courses and distances:

1.	With the Northwesterly side of Pulaski Highway (N32) U.S. Route 40 (width varies) this and the next two courses and distances, S 49° 25' 47" W, 244.17 to a point, thence;
2.	S 49° 24' 21" W, 128.81 feet to a point, thence;
3.	S 48° 30' 54" W, 30.28 feet to a point 2.5 feet Northwest of a concrete monument, thence, in part with Pulaski Highway and in part with lands now or formerly of Becks Woods Associates V, LLC;
4.	N 42° 07' 53" W, 227.97 feet to a corner for lot “B”, thence, with same the next two courses and distances;
5.	N 50° 45' 26" E, 414.66 feet to a point, thence;
6.	S 39° 14' 34" E, 217.80 feet to the Point of Beginning.

CONTAINING within said described metes and bounds 2.0894 acres of land, more or less (calculated – shown as 2.0733 on aforesaid record plan).

SUBJECT to a variable width easement for water mains crossing courses (2.), (3.), and (.5) above, a variable width cross access easement for lot “B” crossing courses (.4) and (.5) above, and to any and all other easements and restrictions as shown on the aforementioned Record Minor Land Development and Subdivision Plan for Route 40 Booster Pump Station.

TAX PARCEL NO. 11-023.00-037
1745 Pulaski Highway, Bear, Delaware 19701

Original Tax Parcel No. 11-023.00-037 (0 Pulaski Highway, Bear, Delaware 19701) included in the Twenty-Fourth Supplemental Indenture was subsequently subdivided into two new parcels:
(i)  Tax Parcel No. 11-023.00-121 (1739 Pulaski Highway, Bear, Delaware 19701); and
(ii) Tax Parcel No. 11-023.00-037 (1745 Pulaski Highway, Bear, Delaware 19701)

Tax Parcel No. 11-023.00-037 (1745 Pulaski Highway, Bear, Delaware 19701) is described as follows:

Lot “B”, Route 40 Booster Pump Station, Pencader Hundred, New Castle County, Delaware:

All that certain piece, parcel, or tract of land situate in Pencader Hundred, New Castle County, Delaware being lot “B” according to the Record Minor Land Development and Subdivision Plan for Route 40 Booster Pump Station as recorded in the Recorder of Deeds in and for New Castle County on instrument number 20210616-0070441, as more particularly described as follows, to wit:

BEGINNING at the point on the Northwesterly side of Pulaski Highway (N32) U.S. Route 40 (width varies), said point being a common corner for lot “A” and lands herein being described.

THENCE from the said Point of Beginning, the following eleven (11) courses and distances:

1.	With lot “A”, this and the next course and distance, N 39° 14' 34" W, 217.80 feet to a point, thence, with same;
2.	S 50° 45' 26" W, 414.66 feet to a point on line of lands now or formerly of Becks Woods Associates IV, LLC, thence, with same;
3.
N 42° 07' 53" W, 409.71 feet to a concrete monument at a corner for lands now or formerly of Beck Woods Maintenance Corp and Becks Woods private open space (M/F #10869), thence, with private open space;

4.	N 35° 09' 47" E, 346.46 feet to a corner for lands now or formerly of Stuart L. & Deborah R. Anglin, thence, with same the next three courses and distances;
5.	N 62° 16' 54" E, 101.95 feet to a point, thence;
6.	S 66° 05' 11" E, 123.45 feet to a point, thence;
7.	N 47° 01' 42" E, 127.27 feet to a point, thence, in part with lands of said Anglin and in part with lands now or formerly of Stoneycap, LLC;
8.	S 31° 42' 57" E, 383.45 feet to a corner for Lot No. 2, Hillside Partners, L. P., thence, with same;
9.	S 31° 11' 53" E, 217.71 feet to a point on the Northwesterly side of Pulaski Highway (N32) U.S. Route 40 (width varies), thence, with same the next two courses and distances;
10.	S 49° 31' 33" W, 93.09 feet to a point, thence;
11.	S 49° 25' 56" W, 7.32 feet to the Point of Beginning.

CONTAINING within said described metes and bounds 6.5210 acres of land, more or less (calculated – shown as 6.5467 on aforesaid record plan).

SUBJECT to any and all easements and restrictions as shown on the aforementioned Record Minor Land Development and Subdivision Plan for Route 40 Booster Pump Station.

EXHIBIT A-2

LEGAL DESCRIPTIONS OF PROPERTIES IN KENT COUNTY

None

EXHIBIT A-3

LEGAL DESCRIPTIONS OF PROPERTIES IN SUSSEX COUNTY

TAX PARCEL NO. 2-33-11.00-66.00
31818 Waples Street, Dagsboro, Delaware 19939

ALL that certain tract or parcel of land situate lying and being in the Town of Dagsboro, Dagsboro Hundred, Sussex County, Delaware, and being more particularly bounded and described according to a survey made by Peter E. Loewenstein and Associates, Inc., dated December, 1979, as follows, to-wit:

BEGINNING for the purpose of this description at the intersection of a ditch with the Westerly right-of-way line of Waples Street, said Beginning point being opposite the intersection of Warrington Street and Waples Street; thence by and with the said ditch the following 10 courses and distances:

1.	North 84 degrees 07 minutes 55 seconds East, 96.11 feet;
2.	South 59 degrees 21 minutes 11 seconds East, 118.22 feet;
3.	North 79 degrees 07 minutes 57 seconds East, 63.26 feet;
4.	North 86 degrees 44 minutes 20 seconds East, 70.83 feet;
5.	South 46 degrees 31 minutes 25 seconds East, 151.09 feet;
6.	South 01 degrees 22 minutes 46 seconds West, 87.36 feet;
7.	South 41 degrees 54 minutes 36 seconds West, 89.81 feet;
8.	South 38 degrees 02 minutes 37 seconds West, 104.05 feet;
9.	South 57 degrees 34 minutes 45 seconds West, 43.61 feet;
10.
South 77 degrees 35 minutes 14 seconds West, 96.13 feet to the Westerly right-of-way line of Waples Street; thence by and with the Westerly line of Waples Street, North 23 degrees 36 minutes 00 seconds West, 456.80 feet to the BEGINNING and containing 2.56 acres, more or less.

SUBJECT TO ALL covenants, conditions, restrictions, plans and easements of record with respect to the property described above, this reference to which shall not be construed to reimpose any such covenants, conditions, restrictions, plans and easements of record which have otherwise lapsed, expired or have otherwise been terminated in accordance with their terms or otherwise, as applicable.

SUBJECT FURTHER TO that certain Agreement of Lease dated May 1, 2004 between Grantor and The Town of Dagsboro (“Town of Dagsboro”), and recorded on March 8, 2005, in the Office of the Recorder of Deeds in and for Sussex County, State of Delaware, in Deed Book 3110, Page 223, which said lease was amended by an Amendment of Lease dated June 20, 2005, and recorded on July 5, 2005, in the Office of the Recorder of Deeds in and for Sussex County, State of Delaware, in Deed Book 3165, Page 304 (collectively, the “Ground Lease”), for the purpose of placing a water storage tank or tower and appurtenances on an approximately 18,503 square foot portion of the property described above, terminating on April 30, 2103.  Grantor assigns its right, title and interest in the Ground Lease to Grantee and Grantee assumes all of Grantor’s obligations to be performed from and after the date hereof.

TAX PARCEL NO. 4-33-6.18-49.00
4 Carey Street, Frankford, Delaware 19945

ALL that certain lot, piece or parcel of land, situated in the Town of Frankford, Dagsboro Hundred, Sussex County, and the State of Delaware, being bounded east by Railroad Street, on the south by Carey Street, on the west by lands of Louis J. Travalini and on the north by other lands of JBAB, Inc., and being more particularly described by a recent survey by Artesian Water Company, Inc., dated February 18, 2020:

BEGINNING and commencing at the intersection of the western right of way line of Railroad Street and the southern right of way line of Carey Street, thence from said point of beginning with the northern right of way line of Carey Street, North 76 degrees 25 minutes 49 seconds West 191.15 feet to a set pin, thence with the lands of Louis J. Travalini the following three (3) courses: one (1) North 24 degrees 44 minutes 04 seconds West 4.24 feet to a set pin, thence two (2) North 65 degrees 15 minutes 56 seconds East 65.00 feet to a set pin, thence three (3) North 24 degrees 44 minutes 04 seconds West 250.58 feet to a set pin in the lands of JBAB, Inc., thence with lands of JBAB, Inc. North 65 degrees 15 minutes 57 seconds East 85.00 feet to a set pin in the western right of way line of Railroad Street, thence with the western right of way line of Railroad Street, South 24 degrees 44 minutes 04 seconds East 373.30 feet to the point and place of beginning.  Said lot containing 30,866 square feet or 0.7086 acres of land more or less.

SUBJECT TO ALL covenants, conditions, restrictions, plans and easements of record with respect to the property described above, this reference to which shall not be construed to reimpose any such covenants, conditions, restrictions, plans and easements of record which have otherwise lapsed, expired or have otherwise been terminated in accordance with their terms or otherwise, as applicable.

TAX PARCEL NO. 4-33-6.18-50.02
6 Carey Street, Frankford, Delaware 19945

ALL that certain lot, piece or parcel of land, situated in the Town of Frankford, Dagsboro Hundred, Sussex County, and the State of Delaware, being bounded north by Carey Street, on the east by other lands of the Town of Frankford and lands of Southern Comfort Delaware, LLC, on the south by lands of Theodore J. Banks and on the west by lands of the Louis J. Travalini, and being more particularly described by a recent survey by Artesian Water Company, Inc., dated February 18, 2020:

BEGINNING at the point in the southern right of way line of Carey Street, said point commencing North 77 degrees 23 minutes 07 seconds West 142.92 feet from the western right of way line of Frankford Avenue with the southern right of way line of Carey Street, thence from said point of beginning with other lands of the Town of Frankford,  South 12 degrees 41 minutes 37 seconds West 48.79 feet to a found pin, thence with the lands of the Town of Frankford South 77 degrees 19 minutes 50 seconds East 6.00 feet to a found pipe, thence with the lands of Southern Comfort Delaware, LLC, South 12 degrees 41 minutes 46 seconds West 69.20 feet to a found pipe in the lands of Theodore J. Banks, thence with other lands of the lands of Theodore J. Banks, North 80 degrees 42 minutes 00 seconds West 140.32 feet to a found pipe in the lands of Louis J. Travalini, thence with the lands of Theodore J. Travalini, North 10 degrees 48 minutes 31 seconds East 126.09 feet to a found pipe in the southern right of way line of Carey Street South 77 degrees 23 minutes 07 seconds East 138.19 feet to the point and place of beginning.  Said lot containing 17,060 square feet or 0.3916 acres of land more or less.

SUBJECT TO ALL covenants, conditions, restrictions, plans and easements of record with respect to the property described above, this reference to which shall not be construed to reimpose any such covenants, conditions, restrictions, plans and easements of record which have otherwise lapsed, expired or have otherwise been terminated in accordance with their terms or otherwise, as applicable.

RECORDATION

Recorded as follows:

1.          In the office of the Recorder of Deeds, in and for New Castle County and State of Delaware, in Mortgage Record ____________, Volume ______, Page _____, on the _____day of ________________, 2022.

2.          In the office of the Recorder of Deeds, in and for Kent County and State of Delaware, in Mortgage Record ____________, Volume ______, Page _____, on the _____day of ________________, 2022.

3.          In the office of the Recorder of Deeds, in and for Sussex County and State of Delaware, in Mortgage Record ____________, Volume ______, Page _____, on the _____day of ________________, 2022.